Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc. (formerly SpringWorks Therapeutics LLC) of our report dated March 12, 2020, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc (formerly SpringWorks Therapeutics LLC) included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
March 23, 2020